EXHIBIT 99.1


PATRON SYSTEMS TAKES ACTION TO SECURE FUTURE OF
FORMSTREAM(TM) MOBILE FIELD REPORTING SOFTWARE


               PATRON SYSTEMS ANNOUNCES FUNDING AND REORGANIZATION


NOVEMBER 16, 2007--BOULDER, CO--PATRON SYSTEMS, INC., today announced that it filed a voluntary petition for reorganization under Chapter 11. The filings were made on November 14, 2007 in the U.S. Bankruptcy Court for the District of Colorado.

Patron and the holder of its secured debt, Apex Investment Fund V, L.P. have agreed to the sale of Patron's assets, including the FormStream(TM) mobile field reporting software business to a new private company. The investors in this new company will be investing substantial new capital to fund the operations and future development of FormStream software. Investors included in this new company will be Apex Investment V, L.P. who is today Patron's largest shareholder and the holder of Patron's secured debt. Operating under the provisions of Chapter 11 allows the operational activities of FormStream to continue while the sale of FormStream(TM) and the financial disposition of Patron is completed.

"We want to assure our customers, partners and employees that FormStream operations will continue as usual," Bob Cross, Chairman and acting CEO of Patron Systems, stated. "This reorganization is planned with no disruption to the day-to-day customer or partner activities or to signed or announced commitments."

This new  private  company  will  operate out of  Patron's  current  facility in
Boulder, Colorado and will continue to employ the staff providing sales and marketing, engineering, support and services such as product implementation. The reorganization will support the completion and roll-out of a feature-rich product road map that will appeal to a broader public safety market while delivering market-forward and customer-requested functionality. Customers, prospects and partners will continue to enjoy the same level of innovativeness and ease-of-use found in FormStream.

Mr. Cross concluded, "Patron Systems has consistently maintained a policy of strong support and service to its partners and its customers over the years. Patron's commitment to the ongoing support of FormStream and its customers remains unaltered and we expect to see continued growth and expansion of the FormStream product and its capabilities in the years to come in this new financially restructured private company."

Details    regarding    the    Chapter    11    filing    can   be    found   at
http://www.cob.uscourts.gov.

ABOUT PATRON SYSTEMS
Patron Systems, Inc. provides application software and services focused on process management in the public sector. Patron's current application software offering, FormStream, is an open standards information sharing tool that addresses the need for law enforcement and public safety agencies to share information between local, state and federal law enforcement and homeland security agencies. FormStream is a mobile electronic forms (e-forms) application, which provides a secure, highly scalable, open standard, network independent method for the distribution and synchronization of e-forms to mobile devices. The implementation of FormStream allows its user agencies to update and modernize their business processes to utilize the sophisticated form and user based rules and process routing capabilities of FormStream. FormStream addresses mobile e-form creation, capture and sharing over wireless networks and manages data in industry standard formats (forms: .pdf, XDP and XML; law enforcement:
Global  Justice XML data model (GJXDM) and National  Information  Exchange Model
(NIEM)). Further information is available at http://www.patronsystems.com.

CONTACT:
Karla Gravert, Director of Marketing, Patron Systems
Email: karla.gravert@patronsystems.com | Main: 303.541.1001